Exhibit 99.1

Contact:	D. Anthony Peay - (804) 632-2112
Vice President/ Chief Financial Officer

Distribute to:	Virginia State/Local Newslines, NY Times, AP, Reuters, S&P, Moody,
Dow Jones, Investor Relations Service

September 7, 2006	5:30 p.m.	Traded: NASDAQ	Symbol: UBSH

UNION BANKSHARES ANNOUNCES 3-FOR-2 STOCK SPLIT

FOR IMMEDIATE RELEASE (Bowling Green, Virginia) — The Board of Directors of Union Bankshares Corporation (the “Company”) (NASDAQ: UBSH) has authorized and is pleased to announce a three-for-two stock split to shareholders of record as of the close of business on October 2, 2006. Shares resulting from the split are expected to be distributed by the Company’s transfer agent on October 13, 2006. Fractional shares will be settled in cash based on the closing price of the Company’s shares reported by the NASDAQ National Market System as of October 13, 2006.

G. William Beale, President and Chief Executive Officer of Union Bankshares Corporation stated, “We anticipate this split will make our shares more accessible to retail investors and improve the liquidity of our stock.” Following the stock split, the number of outstanding shares will increase to approximately 13.3 million shares. The Company’s last stock split, a two-for-one split, was in May 1998.

Union Bankshares is one of the largest community banking organizations based in Virginia, providing full service banking to the Central, Rappahannock, Williamsburg, and Northern Neck regions of Virginia through its bank subsidiaries, Union Bank and Trust Company (32 locations in the counties of Albemarle, Caroline, Chesterfield, Fluvanna, Hanover, Henrico, King George, King William, Nelson, Spotsylvania, Stafford, Westmoreland and the Cities of Fredericksburg and Charlottesville), Northern Neck State Bank (9 locations in the counties of Richmond, Westmoreland, Essex, Northumberland and Lancaster), Rappahannock National Bank in Washington, Virginia, Bay Community Bank (formerly Bank of Williamsburg) (4 locations in Williamsburg, Newport News and Grafton) and Prosperity Bank & Trust Company (3 locations in Fairfax County). Union Bank and Trust Company also operates a loan production office in Manassas. In addition to banking services, Union Investment Services, Inc. provides full brokerage services and Union Mortgage Group, Inc. provides a full line of mortgage products. Bay Community Bank also owns a non-controlling interest in Johnson Mortgage Company, LLC.

Additional information is available on the Company’s website at www.ubsh.com. The shares of the Company are traded on the NASDAQ National Market under the symbol “UBSH”.

This press release may contain “forward-looking statements” within the meaning of federal securities laws that involve significant risks and uncertainties. Statements herein are based on certain assumptions and analyses by the Company and are factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in economic conditions; significant changes in regulatory requirements; and significant changes in securities markets. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company’s most recent Form 10-K report and other documents filed with the Securities and Exchange Commission. Union Bankshares Corporation does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.